Filed pursuant to Rule 424(b)(5)
Registration Number 333-196541

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 17, 2014)

3,000 shares of Series F Convertible Preferred Stock

See “Risk Factors” beginning on page S-3 of this prospectus supplement for information you should consider before buying our securities.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 3,000 shares of our Series F Convertible Preferred Stock, which we refer to as our Preferred Stock. Each share Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at an initial conversion price of $1.50 (subject to adjustment pursuant to the certificate of determination).

In a concurrent private placement, we are also selling to investors warrants to purchase up to 2,660,000 shares of our common stock, or the Warrants. The Warrants will be exercisable beginning on the six month anniversary of the date of issuance, or the Initial Exercise Date, at an initial exercise price of $2.00 per share and will expire on the fifth year anniversary of the Initial Exercise Date. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying base prospectus. The Warrants are being offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D.

Shares of our common stock trade on The NASDAQ Capital Market under the symbol “RIBT.” The last reported sale price on February 16, 2016 was $1.69 per share.

We have retained Maxim Group LLC, or the Placement Agent, as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering and we have agreed to pay the Placement Agent a cash fee of 8% of the aggregate gross proceeds in this offering.

You should carefully read this prospectus supplement and the accompanying base prospectus before you invest in our securities.

	Per Share	Total

Public offering price	$1,000	$3,000,000
Placement agent’s fees	$80	$240,000
Proceeds, before expenses, to RiceBran Technologies (1)	$920	$2,760,000

(1)	We have agreed to pay the Placement Agent an aggregate cash placement fee equal to 8.0% of the gross proceeds. In addition, we have agreed to pay certain expenses and advances of the Placement Agent, as discussed under “Plan of Distribution”.

The placement agent is not selling any securities pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about February 22, 2016.

The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $17,527,689, which was calculated based on 7,859,950 shares of our common stock outstanding held by non-affiliates as of February 16, 2016 and a price of $2.23 per share, the closing price of our common stock on January 17, 2016. As a result, we are currently eligible to offer and sell up to an aggregate of $5,842,563 of shares of our Preferred Stock pursuant to General Instruction I.B.6 of Form S-3.  We have sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MAXIM GROUP LLC

This prospectus supplement is dated February 17, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Preferred Stock being offered by us, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of Preferred Stock. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, and any free writing prospectus filed by us with the SEC. We have not, and the Placement Agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

In this prospectus supplement, “we,” “us,” “our,” and “the company,” refer to RiceBran Technologies and its subsidiaries, unless the context otherwise requires.

THE OFFERING

Shares of Preferred Stock	3,000 share of Preferred Stock

Conversion
Each share of Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at an initial conversion price of $1.50, subject to adjustment upon the occurrence of certain events, at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which limit may be increased to 9.99% at the option of the holder.

Liquidation Preference	The Preferred Stock will not have any liquidation preference.

Voting rights
Shares of Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Preferred Stock will be required to amend any provision of our certificate of determination that would have a materially adverse effect on the rights of the holders of the Preferred Stock.

Dividends
The Preferred Stock is entitled to receive dividends if any are declared (a) first in an amount equal to $0.01 per share of Preferred Stock (before any distributions or payments to junior securities) and (b) then (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock.

Use of proceeds
We intend to use the net proceeds of this offering for the following purposes:

•    Subject to the limitations in any of the Company’s loan documents, the Company may use a portion of the funds to fund additional capital contributions to Nutra SA for working capital at our operating subsidiary Irgovel; and
•    The remaining balance shall be used for general working capital purposes.  See “Use of Proceeds.”

NASDAQ Capital Market Symbol	“RIBT”

Concurrent Private Placement
In a concurrent private placement, we are selling to purchasers of shares of our Preferred Stock in this offering a Warrant to purchase up to 2,660,000 shares of our common stock. The Warrants will be exercisable beginning on the Initial Exercise Date at an exercise price of $2.00 per share and will expire on the five year anniversary of the Initial Exercise Date. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying base prospectus. The Warrants are being offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D. See “Private Placement Transaction and Warrants.”

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement that you should consider before making a decision to invest in our securities.

Except as otherwise indicated, all information in this prospectus supplement is based on 10,487,415 shares of common stock outstanding as of February 16, 2016, and excludes, the shares of common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants being offered by us in the concurrent private placement offering and also excludes the following:

•         357,297 shares of common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $8.85 per share; and

•         7,093,628 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $5.73 per share.

RISK FACTORS

Before you invest in our securities, you should become aware of various risks, including those described below and beginning on page 5 of the accompanying base prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide whether to purchase the securities. The risks set forth below may not be exhaustive.

Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus supplement. See “Where You Can Find More Information.”

Risks Related To This Offering

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

Holders of Preferred Stock will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as described under “Description of Series F Convertible Preferred Stock”). Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness.

Shares of Preferred Stock are equity interests and do not constitute indebtedness. As such, shares of Preferred Stock will rank junior to all indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including a liquidation of us.

The price of our common stock, and therefore of the Preferred Stock, may fluctuate significantly, and this may make it difficult for you to resell the Preferred Stock or common stock issuable upon conversion of the Preferred Stock when you want or at prices you find attractive.

The price of our common stock constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Preferred Stock is convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Preferred Stock.

In addition, in recent months, the stock market in general has experienced price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

There is no public market for the Preferred Stock being offered in this offering.

The Preferred Stock has no established trading market, and we do not intend to seek the listing of the Preferred Stock on any exchange. There is no assurance that an active market for the Preferred Stock may develop or be sustained in the future.  We cannot make assurances to you regarding the liquidity of, or trading markets for, the Preferred Stock.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and accompanying base prospectus, and in particular those factors listed under the sections entitled “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered by this prospectus supplement and the accompanying prospectus will be $2.7 million, after deducting the placement agent’s fees and estimated offering expenses.  There can be no assurance we will sell any or all of the securities offered hereby.

We intend to use the net proceeds from this offering for the following purposes:

•	Subject to the limitations in any of the Company’s loan documents, the Company may use a portion of the funds to fund additional capital contributions to Nutra SA for working capital at our operating subsidiary Irgovel.; and

•	The remaining net proceeds will be used for working capital and other general corporate purposes.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing investments.

DESCRIPTION OF SERIES F CONVERTIBLE PREFERRED STOCK

The following description is a summary of the material terms of the Series F Convertible Preferred Stock, as set forth in the Certificate of Determination, Preferences and Rights of the Series F Convertible Preferred Stock of RiceBran Technologies (the “Certificate of Determination”). We urge you to read the Certificate of Determination because it, and not this description, defines your rights as holders of the Preferred Stock. This summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Certificate of Determination. Copies of the Certificate of Determination are available as set forth under "Where You Can Find More Information."

Whenever particular provisions of defined terms in the Certificate of Determination are referred to, such provisions or defined terms are incorporated by reference herein.

General.  As of the date of this prospectus supplement, we are authorized to issue up to 20,000,000 shares of preferred stock, no par value.  After this offering, 3,000 shares of Series F Convertible Preferred Stock (“Preferred Stock”) will be issued and outstanding.  No other shares of our preferred stock will be outstanding.   When issued, the Preferred Stock will constitute a single series of our preferred Stock, no par value, and with a stated value (“Stated Value”) of $1,000 per share.

Prior to the issuance of the Preferred Stock, our board of directors will adopt resolutions creating and designating the Preferred Stock as a series of preferred stock and the resolutions will be filed in a Certificate of Determination as an amendment to our restated certificate of incorporation. The Preferred Stock will be, when issued, fully paid and nonassessable.

Liquidation.  Upon liquidation, dissolution or winding-up of the Company, each holder of Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of our common stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations) to our common stock which amounts shall be paid pari passu with all holders of our common stock.

Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Determination, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of the Preferred Stock, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. The Preferred Stock is entitled to receive dividends if any are declared (a) first in an amount equal to $0.01 per share of Preferred Stock (before any distributions or payments to junior securities) and (b) then (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock.

Conversion.  You may elect to convert all or any portion of the Preferred Stock into shares of common stock at any time and from time to time.  The number of shares of common stock that will be issued upon conversion of the Preferred Stock will equal (A) the aggregate Stated Value of the Preferred Stock being converted plus accrued but unpaid dividends divided by (B) the conversion price then in effect (“Conversion Price”).  The Conversion Price initially will equal $1.50, subject to adjustment for stock splits, stock dividends and other similar transactions as provided in the Certificate of Determination.

Limitation on Beneficial Ownership.  Notwithstanding anything to the contrary set forth in the Certificate of Determination, no holder of Preferred Stock will be entitled to receive shares of our common stock upon conversion of such holder’s Preferred Stock to the extent (but only to the extent) that such receipt would cause such holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. A holder of the Preferred Stock may, with 61 days prior notice to the Company, elect to increase or decrease the Beneficial Ownership Limitation; provided, however, that in no event may the holder Beneficial Ownership Limitation exceed 9.99%.

Failure to Deliver Conversion Shares. If the Company fails to timely deliver shares of common stock upon conversion of the Preferred Stock within three trading days after delivery of the notice of conversion, and if the holder has not exercised its Buy-In rights as described below with respect to such shares, then the Company is obligated to pay to the holder, as liquidated damages, an amount equal to $50 per business day (increasing to $100 per business day after the third business day and increasing to $200 per business day after the sixth business day) for each $5,000 of Stated Value of the Preferred Stock for which the Preferred Stock is converted which is not timely delivered. If the Company makes such liquidated damages payments, it is not also obligated to make Buy-In payments with respect to the same conversion shares.

Compensation for Buy-In on Failure to Timely Deliver Shares. If the Company fails to timely deliver shares of common stock upon conversion of the Preferred Stock to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the common stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company is obligated to (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased, minus any amounts paid to the holder by the Company as liquidated damages for late delivery of such shares, exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Company was required to deliver at the time of conversion of the Preferred Stock times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Preferred Stock and equivalent number of shares of common stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had the Company timely complied with its delivery obligations.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement between us and Maxim Group LLC, dated February 17, 2016, we have engaged Maxim Group LLC to act as the placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the Preferred Stock we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the placement agent has agreed to use “reasonable best efforts” to arrange for the sale of the Preferred Stock offered hereby.

The placement agency agreement provides that the obligations of the Placement Agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

The placement agent proposes to arrange for the sale of the Preferred Stock we are offering pursuant to this prospectus supplement to one or more investors through a securities purchase agreement directly between the purchasers and us. All of the Preferred Stock will be sold at the same price and, we expect, at a single closing. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. It is possible that not all of the Preferred Stock we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the Preferred Stock will be completed on or around the date indicated on the cover page of this prospectus supplement.

Under the securities purchase agreement, we have agreed not to contract to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents for six months following the closing of the offering. In addition, we have also agreed that for a period commencing on the closing of the offering until the later of (i) the date that the Warrants are no longer outstanding or (ii) such time as not more than 20% of the originally issued Preferred Stock remains outstanding, we will not effect or contract to effect a “Variable Rate Transaction” as defined in the securities purchase agreement.

We have also agreed to grant to the purchasers, if we issue any shares of common stock or securities exercisable for, or convertible into, shares of common stock within twelve (12) months after the registration statement covering the resale of the securities issued under the securities purchase agreement has been declared effective by the SEC (the "Subsequent Financing"), the right to participate in up to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement.  Copies of each are included as exhibits to the current report on Form 8-K filed on February 17, 2016 in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Commissions and Expenses

We will pay the Placement Agent a placement agent fee equal to 8% of the gross proceeds of this offering.  The following table shows the per share and total placement agent fee we will pay to the Placement Agent in connection with the sale of the Preferred Stock offered hereby, assuming the purchase of all of the Preferred Stock we are offering.

Per Share	$80.00
Total	$240,000

In addition, we have agreed to reimburse the placement agent at the closing for its out-of-pocket expenses, including fees of counsel to the placement agent, up to a maximum of $75,000, subject to compliance with FINRA Rule 5110(f)(2)(D).  We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fee, will be approximately $35,000. After deducting the placement agent fee due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $2.7 million.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to payments the placement agent may be required to make in respect to such liabilities.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “RIBT.”

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Placement Agent, or by their respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Placement Agent’s websites and any information contained in any other websites maintained by the Placement Agent is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and securities purchase agreements. A copy of the placement agency agreement and the form of securities purchase agreement with the investors are included as exhibits to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-9.

Regulation M Restrictions

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as a principal. Under these rules and regulations, the Placement Agent:

•	must not engage in any stabilization activity in connection with our securities; and

•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

PRIVATE PLACEMENT TRANSACTION AND WARRANTS

In a concurrent private placement, we are selling to investors in this offering Warrants to purchase up to 2,660,000 shares of our common stock.  Each Warrant will be exercisable beginning on the Initial Exercise Date, which is six months after the date of closing at an exercise price of $2.00 per share, subject to adjustment. The Warrants will be exercisable for five years from the Initial Exercise Date, but not thereafter. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, or the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The exercise price and number of the shares of our common stock issuable upon the exercise of the Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants.

The Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying base prospectus. The Warrants are being offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D.

We have agreed to register the shares of common stock issuable upon exercise of the Warrants on a registration statement by April 16, 2016. If such registration statement is not declared effective by May 16, 2016 (or June 16, 2016 if a full SEC review occurs) then we will have to pay certain liquidated damages of 2% multiplied by the aggregate exercise price of the warrants each month, up to an aggregate of 10% of the amount the investor purchased in this offering. Additionally, after the Initial Exercise Date, if and only if no effective registration statement registering, or no current prospectus available for, reselling the Warrants, the holder may exercise the Warrants by means of a “cashless exercise.”

LEGAL MATTERS

Weintraub Tobin Chediak Coleman Grodin Law Corporation will pass upon legal matters in connection with the validity of the securities offered hereby for us.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 31, 2015.

(2)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and September 30, 2015 filed with the SEC on May 15, 2015, August 13, 2015 and November 12, 2015, respectively.

(3)	Our Current Reports on Form 8-K(s) and Form 8-K/A, filed with the SEC on March 9, 2015, April 2, 2015, May 15, 2015, June 5, 2015, June 30, 2015, August 13, 2015, December 14, 2015, February 9, 2016 and February 17, 2016.

(4)	Our definitive proxy statement on Schedule 14A filed on April 18, 2014 for our special meeting of shareholders held on May 30, 2014.

(5)	The description of our common stock contained in our Form 8-A filed on December 12, 2013.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ 85253
Attention: Corporate Secretary
(602) 522-3000